UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 16, 2011

Penske Automotive Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road, Bloomfield Hills, Michigan		48302
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-648-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 16, 2011, smart USA Distributor, LLC, our wholly owned subsidiary, executed a definitive agreement to sell certain assets relating to the distribution rights, management, sales and marketing activities of smart USA to Daimler Vehicle Innovations LLC ("DVI"), a wholly owned subsidiary of Mercedes-Benz USA. Pursuant to the agreement, upon the satisfaction of the requisite closing conditions, DVI will purchase or be assigned the majority of the assets, including certain vehicles, parts, signage and other items, and certain liabilities of smart USA for fair market value. In addition, DVI will reimburse certain operating and wind-down costs of smart USA. In connection with the transaction, smart USA’s existing agreement with Daimler AG to distribute smart fortwo vehicles is expected to be terminated.

The closing is expected to occur in June 2011, subject to regulatory approvals and other factors. DVI has announced its intention to continue distribution of the smart fortwo after completion of the transaction through a newly configured franchised dealer network.
We purchase motor vehicles from Daimler AG and Mercedes Benz USA for sale at certain of our dealerships. Affiliates of these entities are lenders under our U.S. credit agreement. These lenders also provide us with "floor-plan" financing and consumer financing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

June 17, 2011	By:	Shane M. Spradlin

Name: Shane M. Spradlin
Title: Executive Vice President